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                                                                     EXHIBIT 5.1

                                                             PIMCO Advisors L.P.

                                             800 Newport Center Drive, Suite 100
                                             Newport Beach, CA 92660
                                             Tel: 714 717-7022

PIMCO

                                  May 18, 1998

PIMCO Advisors Holdings L.P.
800 Newport Center Drive
Newport Beach, California 92660

     RE:  REGISTRATION STATEMENT ON FORM S-4

Ladies and Gentlemen:

     I am Chief Operating Officer and General Counsel of PIMCO Advisors Holdings L.P., a Delaware limited partnership ("Holdings"). In that capacity, I have acted as counsel for Holdings in connection with the Registration Statement on Form S-4 (the "Registration Statement") being filed by Holdings with the Securities and Exchange Commission in connection with the registration, under the Securities Act of 1933, as amended, of 10,000,000 units of limited partner interest in Holdings ("Holdings Units") to be issued in exchange for units of partnership interest ("Advisors Units") in PIMCO Advisors L.P. ("PIMCO Advisors") pursuant to the Amended and Restated Agreement of Limited Partnership of PIMCO Advisors, dated as of December 31, 1997 (the "PIMCO Advisors Partnership Agreement"), the Amended and Restated Agreement of Limited Partnership of Holdings dated March 14, 1991, as amended (the "Holdings Partnership Agreement"), and the Registration Statement (together with the PIMCO Advisors Partnership Agreement and the Holdings Partnership Agreement, the "Exchange Documents").

     In furnishing this opinion, I, or attorneys under my supervision, have examined such documents, legal opinions and precedents, partnership and other records of Holdings, and certificates of public officials and officers of Holdings as I have deemed necessary and appropriate to provide a basis for the opinions set forth below. In this examination, I have assumed the genuineness of all signatures, the authenticity of all documents submitted to me as originals and the conformity to original documents of all documents submitted to me as copies.

     Subject to the foregoing, I am of the opinion that the Holdings Units to be issued pursuant to the Exchange Documents have been duly authorized, and upon issuance thereof in accordance with the Exchange Documents, will be validly issued, fully paid and nonassessable.

     I am opining herein as to the effect on the subject transaction only of the internal laws of the State of Delaware and the federal law of the United States, and I express no opinion with respect to the applicability thereto, or the effect thereon, of the laws of any other jurisdiction, or as to matters of municipal law or the laws of any other local agencies within the state.

     I hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to my name under the heading "Legal Opinions" in the prospectus included therein.

                                        Very truly yours,


                                        /s/ KENNETH M. POOVEY
                                        ----------------------------------------
                                        Kenneth M. Poovey